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                          ONYX PHARMACEUTICALS, INC.

Exhibit 11.1

                      COMPUTATION OF NET LOSS PER SHARE
                   (In thousands, except per share amounts)
                                 (unaudited)


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
                                                    Three Months Ended     Six Months Ended
                                                         June 30,              June 30,
                                                   --------------------  --------------------
                                                      1997       1996       1997      1996
                                                   ---------  ---------  ---------  ---------
NET LOSS:                                          $ (3,758)  $ (2,367)  $ (6,251)  $ (4,660)
                                                   ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------
Shares used in net loss per share computation:

Weighted average shares of common stock
  outstanding:                                        9,680      5,814      9,602      3,395

Shares related to Staff Accounting
  Bulletins Nos. 55, 64 and 83                            -          -          -        213
                                                   ---------  ---------  ---------  ---------
Shares used in net loss per share
  computation:                                        9,680      5,814      9,602      3,608
                                                   ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------
Net loss per share                                 $  (0.39)  $  (0.41)  $  (0.65)  $  (1.29)
                                                   ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------

CALCULATION OF SHARES OUTSTANDING FOR
COMPUTING PRO FORMA NET LOSS PER SHARE:

Shares used in computing historical net
  loss per share (from above):                                   5,814                 3,608

Adjusted to reflect the effect of the assumed
  conversion of convertible preferred stock from
  the date of issuance:                                          2,260                 3,750
                                                              ---------             ---------

Shares used in computing pro forma net loss
  per share:                                                     8,074                 7,358
                                                              ---------             ---------
                                                              ---------             ---------

Pro forma net loss per share                                  $  (0.29)             $  (0.63)
                                                              ---------             ---------
                                                              ---------             ---------
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